FORM 3

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
           Section 17(a) of the Public Utility Holding Company Act of
          1935 or Section 30(f) of the Investment Company Act of 1940


1.  Name and Address of Reporting Person*

                  Capital Consultants LLC
                  2300 SW First Avenue, Suite 200
                  Portland, OR  97201

2.  Date of Event Requiring Statement (Month/Day/Year)

                  09/22/99

3.  I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

                  93-1269691

4.  Issuer Name and Ticker or Trading Symbol

                  AFEM Medical Corporation

5.  Relationship of Reporting Person(s) to Issuer  (Check All Applicable)

                  / /     Director
                  / /     Officer (give title below)
                  /X/     10% Owner
                  / /     Other (specify below)

6.  If Amendment, Date of Original (Month/Day/Year)

                  N/A

7.       Individual or Joint/Group Filing (Check Applicable Line)

                  /X/     Form filed by One Reporting Person
                  / /     Form filed by More than One Report Person

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                                   Table 1 -- Non-Derivative Securities Beneficially Owned
---------------------------------- -------------------------------- ------------------------------- ---------------------------
1. Title of Security (Instr. 4)    2. Amount of Securities          3.  Ownership Form: Direct      4. Nature of Indirect
                                      Beneficially Owned (Instr.        (D) or Indirect (I)            Beneficial Ownership
                                      4)                                (Instr. 5)                     (Instr. 5)
---------------------------------- -------------------------------- ------------------------------- ---------------------------

Series A Convertible Preferred                 56,429                             D
  Stock**

---------------------------------- -------------------------------- ------------------------------- ---------------------------



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
          5(b)(v).

**Series A Convertible Preferred Stock is immediately convertible into Common
  Stock on a 1-to-1 basis.



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     Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

------------------------------ ------------------------ ------------------------- -------------- ---------------- -------------
1. Title of                    2. Date Exercisable      3. Title and Amount of    4. Conversion 5. Ownership     6. Nature of
   Derivative Security            and Expiration Date      Securities                Conversion    Form of          Indirect
   (Instr. 4)                     (Month/Day/Year)         Underlying                or            Derivative       Beneficial
                                                           Derivative Security       Exercise      Security:        Ownership
                                                           (Instr. 4)                Price of      Direct (D)       (Instr. 5)
                                                                                     Derivative    or Indirect
                                                                                     Security      (I) (Instr.
                                                                                                   5)

------------------------------ ------------ ----------- -------------- --------- --------------- ---------------- -------------
                               Date         Expiration      Title      Amount
                               Exercisable  Date                       or
                                                                       Number
                                                                       of
                                                                       Shares
------------------------------ ------------ ----------- -------------- --------- --------------- ---------------- -------------
                                                                       C>


Warrants to purchase Series    Immediately  08/31/08    Common Stock   562              $.01            D
A Convertible Preferred
Stock*

------------------------------ ------------ ----------- -------------- --------- --------------- ---------------- -------------



Explanation of Reponses:


*Right to purchase Series A Convertible Preferred Stock; Series A Convertible
 Preferred Stock is immediately convertible into Common Stock on a 1-to-1 basis.



               Capital Consultants LLC

               /s/ Jeffrey L. Grayson                  10/12/99
               --------------------------------------  --------
               By: Jeffrey L. Grayson, Chairman & CEO  Date

               * Signature of Reporting Person